Exhibit 3.20

GREEN TREE HE/HI LLC

(formerly CFN HE/HI LLC)

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Green Tree HE/HI LLC, which to this date has been known as CFN HE/HI LLC (the “Company”), dated and effective as of May 19, 2003, by and between Green Tree CL LLC (which to this date has been known as CFN CL LLC) and Green Tree HE/HI Corp. (which to this date has been known as CFN HE/HI Corp.) (the “Managing Member”) as the members, amends and restates the limited liability company agreement of the Company in effect immediately prior to the date hereof. The Managing Member and Green Tree CL LLC and any other Members admitted from time to time in accordance with the terms hereof are individually referred to herein as a “Member” and collectively referred to herein as the “Members”.

WITNESSETH:

WHEREAS, the Company was formed as a limited liability company under the Limited Liability Company Act of the State of Delaware (the “Act”) pursuant to the filing of the Certificate of Formation of the Company (the “Certificate of Formation”) on April 4, 2003;

WHEREAS, the Managing Member and CFN CL LLC entered into an Amended and Restated Limited Liability Company Agreement, dated as of May 5, 2003; (the “Amended and Restated LLC Agreement”);

WHEREAS, the Members desire to amend and restate the Amended and Restated LLC Agreement in its entirety upon the terms and conditions hereinafter set forth, in order to, among other things, change the name of the Company; and

WHEREAS, the Members desire, in accordance with Section 18-201(d) of the Act, that this Agreement be effective as of the filing date of the Certificate of Amendment of Certificate of Formation of the Company on May 19, 2003 to change the name of the Company.

NOW, THEREFORE, the undersigned hereby agree as follows:

1.	Formation and Name.

The Company was formed as a limited liability company under the Act pursuant to the filing of the Certificate of Formation and the Amended and Restated LLC Agreement. The Members hereby agree to amend and restate the Amended and Restated LLC Agreement in its entirety upon the terms and conditions hereinafter set forth. The name of the limited liability company is Green Tree HE/HI LLC. The business of the Company may be conducted under any other name deemed necessary or desirable by the Members in order to comply with local law.

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The undersigned resolve to continue the Company as a limited liability company pursuant to the provisions of the Act and of this Agreement and resolve that their rights and liabilities shall be as provided in the Act for members except as provided herein.

2.	Purpose.

The Company was formed for the object and purpose of, and the Company’s business is, to engage in any and all lawful acts and activities for which limited liability companies may be organized under the Act and to engage in any and all activities necessary or incidental to the foregoing.

3.	Principal Place of Business.

The principal office of the Company shall be located at c/o Fortress Investment Group LLC, 1251 Avenue of the Americas, 16th Floor, New York, New York 10020, or such other place as the Managing Member may designate from time to time.

4.	Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall continue to be c/o The Corporation Trust Company, 1209 Grange Street, City of Wilmington, County of New Castle, Delaware 19801.

5.	Duration.

The Company shall continue in existence for at least 10 years unless the Company is dissolved and its affairs wound up in accordance with this Agreement, the Act or other law.

6.	Fiscal Year.

The fiscal year of the Company shall begin on January 1 of each year and end on December 31 of that year.

7.	Members.

The Members hereby resolve to operate the Company in accordance with the terms of this Agreement.

The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including, without limitation, all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware. The Managing Member shall be selected by the vote of the holders of at least a majority of the Company’s limited liability company interests. The Managing Member and any successor thereto shall be a corporation organized under the laws of a state in the United States.

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8.	Management.

(a) Except for decisions or actions requiring the unanimous approval of the Members as provided by non-waivable provisions of the Act or applicable law, (A) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Managing Member and (B) the Managing Member may make all decisions and take all actions for the Company as in its sole discretion it deems necessary or appropriate to carry out the purposes for which the Company is being formed under this Agreement and to further the interests of the Members.

(b) (i) The Managing Member shall have the authority and duties in the management of the Company as are normally associated with the chief executive officer of an entity. The Managing Member shall have the power to act, in the name and on behalf of the Company, to do all things reasonably necessary for the performance of the Company’s day-to-day operations.

(ii) The Managing Member may, from time to time, designate one or more persons to be officers of the Company (“Officers”). The names of the persons designated as the Officers of the Company as of the date hereof are set forth in Schedule A hereto, such persons to serve in such offices until resignation or removal by the Managing Member. Any Officer so designated shall have such authority and perform such duties as the Managing Member delegates; provided that the Managing Member shall not delegate its responsibility for the overall management and supervision of the Company. The Managing Member may assign titles to particular Officer, and the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such Officer by the Managing Member pursuant to this Section 8(b). Effective as of the Closing (as defined in the Amended and Restated Asset Purchase Agreement, dated as of March 14, 2003, by and among Conseco Finance Corp., the subsidiaries of Conseco Finance Corp. named therein and CFN Investment Holdings LLC), there shall be at all times a Vice President-HUD/FHA Matters. The requirements for the appointment of the Vice President – HUD/FHA Matters are as set forth in Section 17. Each Officer shall hold office for the term for which such Officer is designated and until his or her successor shall be duly designated and shall qualify or until his or her death, resignation or removal (with or without cause) by the Managing Member. Any person may hold any number of offices. No Officer need be a manager, a Member, a Delaware resident or a United States citizen, Designation of such a person as an Officer of the Company shall not of itself create any contract rights in such person.

(iii) Any Officer of the Company may be removed as such, with or without cause, by the Managing Member; provided, however, that such removal shall be without prejudice to the contract rights (including without limitation any rights to indemnification and advancement of expenses under any contract or under any by-laws of the Company or any subsidiary of the Company), if any, of the person so removed. Any Officer of the Company may resign as such at any time upon written notice to the Managing Member. Such resignation shall take effect at the time specified therein, or if no time is specified therein, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

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(iv) Any vacancy occurring in any office of the Company may be filled by the person designated by the Managing Member.

(v) No Officer of the Company shall be entitled to any interest by reason of serving as an Officer. The Managing Member shall not be entitled to any interest or compensation by reason of serving as a Managing Member.

(vi) Each Officer of the Company is an agent of the Company for the purpose of the business of the Company in accordance with this Agreement, and the act of each Officer for apparently carrying on the ordinary course of business of the Company binds the Company, unless (A) the Officer so acting has in fact no authority to act for the Company in the particular matter and (B) the person with whom such Officer is dealing has knowledge of the fact that such Officer has no such authority. An act of an Officer that is not apparently carrying on the ordinary course of business of the Company does not bind the Company unless authorized by the Managing Member.

9.	Capital Contributions.

Capital contributions shall be made in cash or in other assets as may be agreed by the Managing Member. No Member shall be entitled to withdraw any part of its capital contribution from, or receive any distributions from, the Company except as provided in Sections 13 and 15.

10.	Allocations of Profits and Losses/Distributions.

All profits and losses of the Company shall be allocated to the Members pro rata in accordance with their percentage interests in the Company, if any. Initially, Green Tree CL LLC shall have a 100% limited liability company interest in the Company and the Managing Member shall have no interest in the Company. All distributions by the Company shall be allocated in the same proportion as profits and losses.

11.	Tax Status.

It is intended that the Company shall be disregarded as an entity separate from its owner for federal, state and local income tax purposes.

12.	New Members/Transfers.

New Members of the Company may be admitted only with the consent of the Managing Member. In the event of such admission, this Agreement shall be amended and/or restated, as determined by the Managing Member. As a condition to admission, the Members must agree that the Company shall be managed by the Managing Member. No Member may sell, assign, pledge, hypothecate or otherwise transfer his or her interest in the Company without the consent of the Managing Member.

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13.	Withdrawals.

Subject to the requirements of applicable law, a Member may withdraw all or a portion of its capital from the Company at any time. Withdrawals may be in cash or in securities or other instruments held by the Company.

14.	Limited Liability of Members.

Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

15.	Liquidation and Dissolution.

(a) Except as otherwise required by the Act or this Agreement, the Company shall have perpetual existence unless the Managing Member and the holders of at least a majority of the Company’s limited liability company interests shall elect to dissolve the Company or there is an entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

16.	Winding up Affairs and Distribution of Assets.

(a) Upon a winding up of the Company, the Managing Member shall be the liquidating Member (the “Liquidating Member”) and shall proceed to wind up the affairs of the Company, liquidate the remaining property and assets of the Company and wind-up and terminate the business of the Company. The Liquidating Member shall cause a full accounting of the assets and liabilities of the Company to be taken and shall cause the assets to be liquidated and the business to be wound up as promptly as possible by either or both of the following methods: (1) selling the Company assets and distributing the net proceeds therefrom (after the payment of Company liabilities) to each Member in accordance with Section 10 hereof; or (2) distributing the Company assets to the Members in kind in accordance with Section 10 hereof (after adequate provision for all liabilities and expenses shall have been made).

(b) If the Company shall employ method (1) as set forth in Section 16(a) in whole or part as a means of liquidation, then the proceeds of such liquidation shall be applied, to the extent permitted by law, in the following order of priority: (i) first, to the expenses of such liquidation; (ii) second, to creditors (including Members who are creditors) in satisfaction of all of the Company’s debts and other liabilities, whether by payment or the making of a reasonable reserve to provide for payment thereof (to be held and disbursed, at the discretion of the Liquidating Member, by an escrow agent selected by the Liquidating Member and at the expiration of such period as the Liquidating Member may deem advisable, the balance remaining in such reserve shall be distributed as provided herein), other than liabilities for distributions to Members and former Members under Section 18-601 or Section 18-604 of the Act; (iii) third, to

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Members and former Members in satisfaction of liabilities for distributions under Section 18-601 or Section 18-604 of the Act; and (iv) fourth, to the Members in accordance with Section 10 hereof.

(c) In connection with the liquidation of the Company, the Members severally, jointly, or in any combination upon which they may agree, shall have the first opportunity to make bids or tenders for all or any portion of the assets of the Company, and such assets shall not be sold to an outsider except only for a price higher than the highest and best bid of a single Member, the Members jointly, or a combination of Members. Any bid made by a Member or Members for all or any portion of the assets shall be made, if at all, within 30 days after the Liquidating Member or any other Member shall have requested such bids. A copy of each bid shall be delivered by the Liquidating Member to each Member. Unless otherwise agreed by all Members, no Member shall be entitled to raise its bid after submission thereof, whether in response to a bid received by the Company from any other Member or third party, or otherwise.

17.	HUD/FHA Matters.

(a) On behalf of the Company, the Managing Member shall appoint a Vice President - HUD/FHA Matters and designate that the Vice President – HUD/FHA Matters shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the Company’s license application with the U.S. Department of Housing and Urban Development and the Federal Housing Administration (collectively, “HUD/FHA”), the Company’s ongoing communications with HUD/FHA, the Company’s compliance with HUD/FHA requirements, the Company’s day-to-day operations involving HUD/FHA and any other matters involving HUD/FHA. The Vice President – HUD/FHA Matters shall have sufficient experience to meet the criteria to be designated the senior corporate officer designated as responsible for the Company’s HUD/FHA affairs as set forth in HUD Handbook 4060.1 Rev-1 and Handbook 4700.02, Rev-1.

(b) The Company will comply with all of the requirements of HUD/FHA with respect to employees, officers and reporting business changes as required in HUD/FHA Mortgage Approval Handbook 4060.1 Rev-1.

(c) The Managing Member and the Officers of the Company may, from time to time, hire one or more persons to be employees of the Company. The Officers of the Company may also serve as employees of the Company. Effective as of the Closing, the Company shall have at all times one or more employees, at least one of whom is the Vice President – HUD/FHA Matters who is employed exclusively by the Company.

(d) In the event that any amendment to the Certificate of Formation or this Agreement is adopted that would affect the Company’s actions under any of the HUD/FHA mortgage insurance programs, either the Managing Member or the Vice President – HUD/FHA Matters shall notify HUD/FHA of such amendment.

(e) As specified in Section 5, the Company shall continue in existence at least 10 years unless the Company is dissolved and its affairs wound up in accordance with this

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Agreement, the Act or other law. Before the Company is dissolved and its affairs wound up, the Company shall be required to transfer all HUD/FHA insured mortgages held by the Company to a HUD/FHA approved mortgagee.

(f) In the event that the Managing Member or the Vice President - HUD/FHA Matters withdraws, is removed, or is otherwise terminated, then a new Managing Member or Vice President - HUD/FHA Matters, as applicable, shall be appointed in accordance with the terms of this Agreement and the Vice President - HUD/FHA Matters shall notify HUD/FHA of such change.

18.	Amendments and Waivers.

(a) The Members may amend this Agreement at any time by a written instrument signed by each of the Members and filed with the books and records of the Company. The Managing Member or the Vice President-HUD/FHA Matters shall notify HUD/FHA of any such amendments if required by Section 17. Pending any replacement or amendment of this Agreement, it is intended that the provisions of the Act be controlling as to any matters not set forth in this Agreement.

(b) No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the Member against whom such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

19.	Indemnification.

Any Person made, or threatened to be made, a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was (a) a Member, or (b) an employee, officer, director, shareholder, member, limited partner or partner of a Member, or (c) such other Persons (including employees of the Company) as the Managing Member may designate from time to time, in its sole and absolute discretion (collectively, the “Indemnified Persons”), shall be indemnified by the Company for any losses or damage sustained with respect to such action or proceeding, and the Company shall advance such Indemnified Person’s reasonable related expenses to the fullest extent permitted by law. “Person” means an individual, corporation, association, limited liability company, limited liability partnership, limited partnership, partnership, estate, trust or other unincorporated organization. The Company shall have the power to purchase and maintain insurance on behalf of the Indemnified Persons against any liability asserted against or incurred by them. The duty of the Company to indemnify the Indemnified Persons under this Section 19 shall not extend to actions or omissions of any Indemnified Person which are grossly negligent or which involve fraud, misrepresentation, bad faith, or other willful misconduct by such Indemnified Person or which are in material breach or violation by such Indemnified Person of this Agreement, in each case as determined by a court of competent jurisdiction. No Indemnified Person shall be liable to the Company or any other Member for actions taken in good faith. The duty of the Company to indemnify the Indemnified Persons under this Section 19 shall be limited to the assets of the Company, and no recourse shall be available against any Member for satisfaction of such indemnification obligations of the Company.

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20.	Miscellaneous.

(a) Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(b) Captions. All captions used in this Agreement are for convenience only and shall not affect the meaning or construction of any provision hereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns.

(e) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be effective and deemed delivered or given, as the case may be, (i) if given by facsimile, when transmitted and the appropriate confirmation is received from the machine transmitting such facsimile, and followed by hard copy via overnight mail or reputable overnight courier for receipt the next business day, (ii) if given by reputable overnight courier, on the next business day, (iii) by hand delivery, when delivered (iv) if mailed, on the second business day following the day on which sent by first class mail or (v) if electronically mailed, when transmitted, and followed by hard copy via overnight mail or reputable overnight courier for receipt the next business day.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(g) Entire Agreement. This Agreement supersedes all prior agreements and understandings among the Members with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

GREEN TREE CL LLC

By:

	Name:	RANDAL A. NARDONE
	Title:	PRESIDENT

GREEN TREE HE/HI CORP.

By:

	Name:	RANDAL A. NARDONE
	Title:	PRESIDENT

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SCHEDULE A

Officers

Name	Position

Randal A. Nardone	President

Jeffrey Rosenthal	Chief Financial Officer

William Doniger	Vice President and Secretary

Todd Hunnicutt	Vice President – HUD/FHA Matters (such appointment to be effective as of the Closing)

Jim Van House	Vice President (such appointment to be effective as of the Closing)